Exhibit 99.6

FORM OF LETTER TO BROKERS

DREAMS, INC. RIGHTS OFFERING OF NON-TRANSFERABLE RIGHTS TO PURCHASE

SHARES OF COMMON STOCK

[                    ], 2005

To Securities Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are sending you this letter in connection with the offering by Dreams, Inc. (the “Company”) to our shareholders of non-transferable subscription rights to purchase two shares of our common stock for $0.03 per share ($0.06 per two shares) for each share of our common stock owned by our shareholders on [                    ], 2005 (the “Rights Offering”). The subscription right also carry the right to “oversubscribe” for shares of our common stock that are not otherwise purchased pursuant to the exercise of subscription rights. We have described the subscription rights and the Rights Offering in the enclosed prospectus dated [                    ], 2005 (the “Prospectus”) and evidenced the subscription rights by a Subscription Agreement registered in your name or the name of your nominee. We are asking you to contact your clients for whom you hold our common stock, registered in your name or in the name of your nominee, to obtain instructions with respect to the subscription rights. We have enclosed several copies of the following documents for you to use:

1.	The Prospectus;

2.	A letter from us to our shareholders;

3.	The Subscription Agreement together with the “Instructions for Use of the Shareholders Subscription Agreement;”

4.	Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification) and Internal Revenue Service Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding);

5.	A form letter which may be sent to your clients for whose accounts you hold our common stock registered in your name or the name of your nominee;

6.	A Beneficial Owner Election Form, on which you may obtain your clients’ instructions with regard to the subscription rights;

7.	A DTC Participant Over-Subscription Exercise Form;

8.	A Nominee Holder Certification Form; and

9.	A return envelope addressed to Fidelity Transfer Company, as Subscription Agent (the “Subscription Agent”) for the Rights Offering.

We request that you act promptly as the subscription rights will expire at 5:00 p.m., Mountain Standard Time on [                    ], 2005 unless extended by us in our sole discretion (such date, as may be extended by us, is referred to as the “Expiration Date”). To exercise rights, a properly completed and executed Subscription Agreement and payment in full for all subscription rights must be delivered to the Subscription Agent as indicated in the Prospectus prior to the Expiration Date. In addition, please note that we will not provide for subscription by Notice of Guaranteed Delivery.

If you have any questions about the Rights Offering, please contact our Senior Vice President, David M. Greene by mail at 2 South University Drive, Plantation, Florida 33324, or by telephone at (954) 377-0002. If you have any questions regarding the mechanics of exercising the subscription rights or you need additional copies of rights offering documents, please contact Fidelity Transfer Company, the Subscription Agent for this Rights Offering, by mail at 1800 S. West Temple, Suite 301, Salt Lake City, UT 84115, by telephone at (801) 484-7222, by Fax at (801) 466-4122 or by email at info@fidelitytransfer.com.

Very truly yours,

DREAMS, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF DREAMS, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.